Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into May 20th, 2024 (the “Agreement”), by and between Point of Care Nano Technology, LLC. (“Point” or “POC”) duly incorporated or organized under the laws of Delaware (“Seller”), and Point of Care Nano Technology, Inc., a Nevada corporation publicly traded over the counter in the United States (the “U.S”) (“PCNT” or “Buyer”) (collectively, the “Parties” and, individually, a “Party”).

WHEREAS, Seller is engaged in developing, selling and distributing products to test saliva for a variety of substances with a goal to replace other less reliable or more expensive methods and other related properties (together, the “Products”) derived, in part, from patents owned by Zeus Diagnostics, LLC (“Zeus”), an affiliate of Seller, and from the intellectual property (the “Intellectual Property”) listed in Exhibit A hereto, in the territories (the “Territories”) specified in Exhibit A; and

WHEREAS Seller desires to sell the Intellectual Property and the other assets listed in Exhibit A (together, the “Assets”) to Buyer, and Buyer desires to purchase the Assets from Seller (the “Acquisition”), to commercialize the Intellectual Property and develop and sell the Products in the Territories specified in Exhibit A, in exchange for shares of Buyer’s common stock; and

WHEREAS Seller desires to grant the Buyer an option to commercialize the Intellectual Property in any country outside of the Territories. in exchange for a one-time non-refundable fee equal to $1,000.00 for each 1,000,000 people of the total population of each country as defined in the latest (https://www.cia.gov/the-world-factbook/) where the Intellectual Property is being commercialized under the same terms and conditions of the given license in the Territories; and

WHEREAS Seller shall maintain all its rights to the Intellectual Property in the rest of world outside of the Territories, except with respect to additional countries outside of the Territories for which Buyer decides to exercise its “Option” to commercialize the Intellectual Property within 30 days from its first sale of the products in those countries; and

WHEREAS Buyer is an OTC: PINK Markets company and delinquent on several SEC, OTC and FINRA filings.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Transfer of Assets.

a.             Purchase of Assets.  Concurrently upon receipt of all the consideration due at Closing (as defined below) set forth in Section 2 below, Seller shall transfer to Buyer all of Seller’s right, title and interest in, to and under the Assets, and, with respect to the Intellectual Property only, such transfer of rights shall be limited for use with respect to Product commercialization in the Territories listed on Exhibit A attached hereto.

b.           No Assumption of Pre-Closing Liabilities.  Buyer will not assume nor have any responsibility with respect to any Seller liabilities which exist at Closing, or which are attributable to actions taken by Seller prior to Closing, and Buyer shall not be deemed by anything contained in this Agreement or any other instrument to have assumed or become responsible for any such Seller liabilities, all of which shall remain the responsibility of Seller.

c.            Development Option. Seller hereby grants Buyer the option to commercialize the Intellectual Property in additional countries outside of the Territories. At the time of exercise of this option for any particular country, Buyer shall pay Seller a one-time non-refundable fee consisting of $1,000.00 for each 1,000,000 people of the total population on or about the date of the granting of the additional license (as published in the latest https://www.cia.gov/the-world-factbook/) of the country for which the option is being exercised.

2. Consideration. In consideration of Seller’s transfer to Buyer at Closing of the Intellectual Property, Buyer shall issue to certain persons to be designated by Sellers, such designated persons being equity owners of Sellers (the “Seller Designees”), shares of its common stock, $0.001 par value per share (the “Common Shares”). The Equity (as defined below) shall be issued to those Seller Designees and in the denominations listed on Exhibit B attached hereto.

a.	At the Closing, PCNT shall issue to the Sellers Designees, in the aggregate:

i.	66,000,000 restricted Common Shares (the “Purchase Shares”) issued;

ii.	At the Closing, Mr. Nicholas DeVito, currently Director and CEO of PCNT, shall receive 5,000,000 Common Shares in exchange for his current 1,000 preferred shares.

b.	Upon Closing, Dr. Raouf Guirguis and Mr. Nathan Keele shall be appointed to the board of directors (the “Board”) of PCNT, both of whom shall be subject to qualifications reasonably determined by PCNT and PCNT approval, which approval shall not be unreasonably withheld, delayed or conditioned.

3. Conditions to Closing. The obligations of each Party to consummate the Acquisition shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

a.             Assignment Agreements. Sellers shall execute and deliver to Buyer at the closing (i) an exclusive License Transfer Agreement in the form attached hereto as Exhibit D (the “License Assignments”) to assign all other assets and other “Intellectual Property” to Buyer and (ii) such other instruments of assignment and transfer as are reasonably required to effect the transfer to Buyer of all of Seller’s right, title and interest in and to the Assets in accordance with this Agreement, in form and substance reasonably satisfactory to Buyer.

b.	Mutual Release of Claims.

i.	Subject to the receipt by Sellers of the consideration set forth in, and in accordance with the terms of, Section 2 of this Agreement, each Seller, severally and jointly (the “Seller Releasors”), hereby irrevocably and unconditionally releases and forever discharges PCNT, including its successors, legal representatives and assigns, and its current, future and former directors, officers, agents, representatives, servants and employees (collectively, the “PCNT Releasees”), and each of them, of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, accounts, contracts, covenants, claims, demands, damages, interest, costs, expenses and compensation of whatsoever kind and howsoever arising, whether known or unknown, and whether in law or equity (collectively, the “Seller Claims”), and which the Seller Releasors ever had, now has or at any time hereafter can, shall or may have in any way resulting or arising from any cause, matter or thing whatsoever existing up to and including the date hereof relating to the Assets and the Intellectual Property and, without limitation, any claims that any of the Seller Releasors may have among themselves. For the avoidance of doubt, this release does not release any Seller Claims by the Seller Releasors for obligations of PCNT arising under this Agreement.

ii.	Subject to the receipt by PCNT of the Assets set forth in, and in accordance with the terms of this Agreement, PCNT (the “Buyer Releasor”), hereby irrevocably and unconditionally releases and forever discharges each Seller, and each of their successors, legal representatives and assigns, and their current, future and former directors, officers, agents, representatives, servants, members, shareholders and employees (collectively, the “Seller Releasees”), and each of them, of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, accounts, contracts, covenants, claims, demands, damages, interest, costs, expenses and compensation of whatsoever kind and howsoever arising, whether known or unknown, and whether in law or equity (collectively, the “Buyer Claims”), and which the Buyer Releasor ever had, now has or at any time hereafter can, shall or may have in any way resulting or arising from any cause, matter or thing whatsoever existing up to and including the date hereof relating to the Assets and the Intellectual Property. For the avoidance of doubt, this release does not release any Buyer Claims by the Buyer Releasor for obligations of Sellers arising under this Agreement.

c.	Shareholder Approval by Sellers. Seller receives board of directors’ and shareholder approval for the sale of all of the Assets to Buyer.

d.	Satisfactory Due Diligence. Buyer and Seller have completed their due diligence with respect to Seller’s Assets and Buyer’s assets and Common Shares to their satisfaction in their sole discretion. Seller understands Buyer is delinquent on its filings with the SEC, OTC and FINRA.

e.	Fundraising. Point shall have secured at least $100,000 in funding closing prior to the Closing under this Agreement.

f.	Board Authorization of Issuance of Shares. Buyer’s Board shall have approved the issuance of the Equity to the Seller Designees listed on Exhibit B.

g.	Buyer Regulatory Filings. Buyer undertakes to timely file all required periodic and current reports with the Securities and Exchange Commission.

4. Representations and Warranties of Seller. Seller, jointly and severally, represent and warrant to, and covenant with Buyer that:

a.             Each of the Seller entities is an entity duly organized, validly existing and in good standing under the law of the state or jurisdiction of its organization;

b.	Each of the Seller entities has the full corporate right, power, and authority to enter into this Agreement and to perform the obligations hereunder;

c.	the execution of this Agreement by each of the Seller’s representative whose signature is set forth on the Signature Page hereto has been duly authorized by all necessary corporate action of each of the Seller entities;

d.	the execution of this Agreement, when executed and delivered by each of the Seller entities, shall constitute the legal, valid, and binding obligation of such entity, enforceable against such entity in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law;

e.	Each Seller entity and each of the Seller Designees will be acquiring the Common Shares solely for their own accounts for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Neither Seller nor any of the Seller Designees is acting as an underwriter or unlicensed broker-dealer (as those terms are defined under the Securities Act of 1933, as amended (the “Securities Act”)) by instructing PCNT that the Equity be issued to the Seller Designees listed on Exhibit B and is entering into this Agreement and consummating the transactions hereby with the knowledge and approval of its equity owners in compliance with the laws of its jurisdiction;

f.	Seller acknowledges that the Common Shares are or will not be registered under the Securities Act or any state securities laws, and that the Common Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable;

g.	no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement;

h.	Seller is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Intellectual Property and the other Assets listed on Exhibit A, free and clear of encumbrances, liens, security interests, rights of first refusal, negotiation or offer;

i.	neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, Buyer’s right to own or use any of the Assets and Intellectual Property listed on Exhibit A.

j.	all of the Intellectual Property items listed on Exhibit A are valid and enforceable, and all Intellectual Property registrations are subsisting and in full force and effect. Seller has taken all necessary steps to maintain and enforce the Intellectual Property and to preserve the confidentiality of all trade secrets included in the Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

k.	other than for the Assets listed in Exhibit A, Seller has not received a notice (written or otherwise) that any of, the rights to the Intellectual Property has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. Seller has not received a written notice of a claim or otherwise has any Knowledge (as defined below) that the Intellectual Property rights violate or infringe upon the rights of any Person. Other than for the Assets listed in Exhibit A, all rights to the Intellectual Property are enforceable and, to the Knowledge of Seller, there is no existing infringement by another Person of any of the Intellectual Property rights. Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of all of the Intellectual Property, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

l.	other than for the filings that have to be made with the proper patent registration authorities and the nominal fee that must be paid to process the transfer of the patent and the patent applications listed in Exhibit A, neither its transfer nor its performance of any of its obligations, under this Agreement does, or to its Knowledge will at any time during the life of the Agreement:

i.	conflict with or violate any applicable law;

ii.	require the consent, approval, or authorization of any governmental or regulatory authority or other third party; or

iii.	require the provision of any payment or other consideration to any third party.

m.	it has not granted and will not grant any licenses or other contingent or non-contingent right, title, or interest under or relating to any of the Intellectual Property, and is not or will not be under any obligation, that does or will conflict with or otherwise affect this Agreement, including any of Sellers’ representations, warranties, or obligations, or Buyer’s rights hereunder;

n.	other than for the Assets listed in Exhibit A, to its knowledge, no prior art or other information exists that would adversely affect the validity, enforceability, term, or scope of this Agreement or any Intellectual Property;

o.	there is no settled, pending or, to its Knowledge, threatened litigation or reissue application, re-examination, post-grant, inter parties, or covered business method patent review, interference, derivation, opposition, claim of invalidity, or other claim or proceeding (including in the form of any offer to obtain a license):

a.       alleging the unpatentability, invalidity, misuse, unregistrability, unenforceability, or noninfringement of, or error in any Intellectual Property; or

b.       challenging Seller’s right to transfer any Intellectual Property, or alleging any adverse right, title, or interest with respect thereto; or

c.       alleging that the practice of any Intellectual Property or the making, using, offering to sell, sale, or importation of any product incorporating any Intellectual Property does or would infringe, misappropriate, or otherwise violate any patent, trade secret, or other intellectual property of any third party.

5. Representations and Warranties of Buyer. Buyer represents and warrants to, and covenants with each Seller as follows:

a.	it is duly organized, validly existing, and in good standing as a corporation in the State of Nevada;

b.	it has the full corporate right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

c.	the execution of this Agreement by its representative whose signature is set forth on the Signature Page hereto has been duly authorized by all necessary corporate action of the Party;

d.	when executed and delivered by Buyer, this Agreement shall constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law;

e.	to the best of Buyer’s Knowledge, there are no material suits, actions, arbitrations, or legal, administrative, or other proceedings, or governmental investigations pending, or threatened, against or affecting it or its business, assets, financial condition, the Shares, its officers or directors;

f.	the consummation of the transactions contemplated by this Agreement will not result in or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of any lease agreement, promissory note, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Buyer is a party, or by which Buyer is bound;

g.	the authorized capital stock of Buyer consists of 100,000,000 shares of Common Stock and 25,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). Buyer currently has 420,971 Common Shares outstanding and 1,000 shares of Preferred Stock outstanding and must issue an additional 175,000 Common Shares to one holder;

h.	there does not exist an entity or individual that has any rights of first refusal to purchase any shares of Common Stock or Preferred stock of Buyer; and

i.	no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

6. Closing. The following matters shall apply to the Closing of the transaction contemplated herein:

a.	Time and Place. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place through the exchange of signature pages through electronic mail or otherwise as agreed to by the Parties after all of the conditions to Closing are either waived or satisfied (other than conditions which, by their nature, are to be satisfied by the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is hereinafter referred as the “Closing Date.”

b.	Buyer’s Obligations. At the Closing, Buyer shall deliver:

i.	To the Seller, duly executed Board of Directors Resolution authorizing the electronic certificates evidencing the Purchase Shares (whereupon the stock ledger and other internal records of the Buyer shall be changed to reflect the transfer of the Equity to the recipients thereof) in the names and denominations as set forth on Exhibit B attached hereto.

c.	Sellers’ Obligations. At the Closing, Sellers shall deliver to the Buyer:

i. A duly executed License Assignment and Bill of Sale for all applicable Intellectual Property listed on Exhibit A attached hereto; and,

ii.	$101,400 cash.

7. Nature and Survival of Representations and Obligations. The representations and warranties made by the Parties and their respective obligations to be performed pursuant to the terms hereof, shall survive the Closing indefinitely.

8. Indemnification.

a.             Each and every representation, warranty, covenant, agreement and indemnity contained in this Agreement shall survive execution and delivery of this Agreement and the Closing; provided, that the representations and warranties contained in Sections 4 and 5 shall survive the Closing until twenty-four (24) months after the Closing Date. Notwithstanding the foregoing, the passing of the above survival period for any representation or warranty shall not terminate or affect any claim with respect to such representation or warranty or such Section as to which notice of a claim hereunder has been delivered to the other Party prior to the end of such survival period.

b.	After the Closing, the Seller (the “Indemnifying Party”) agrees to save, defend and indemnify the Buyer and each of their respective, directors, officers, employees, agents, representatives, successors and assigns (each, an “Indemnified Party”) from and against, and hold each of them harmless from, any and all losses arising out of, based upon, resulting from or incident to: (i) any breach of or material inaccuracy in any representation or warranty made by the Parties set forth in this Agreement; or (ii) any breach of or failure to perform any obligation or covenant that should be performed pursuant to this Agreement.

c.	Promptly after receipt by any Indemnified Party of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to this Section 8, such Indemnified Person shall promptly notify the Indemnifying party in writing.

d.	The Parties agree that any and all damages that may be incurred by an Indemnified Party shall be claimed against the other Party directly by the diligent Party or who has been willing to fulfill its contractual obligations.

9. Termination. This Agreement may be terminated at any time prior to the Closing:

a.             by the mutual written consent of Seller and Buyer;

b.	by either Party if the transactions contemplated by this Agreement are not consummated by May 28, 2024, which date shall be automatically extended for up to an additional 30 days if and as required (the “Drop-Dead Date”) and further by mutual agreement;

c.	by Buyer, by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement and such breach, inaccuracy or failure cannot be cured by Seller by the Drop-Dead Date; or

(ii) any of the conditions set forth in Section 3 shall not have been fulfilled by the Drop-Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

d.	by Seller, by written notice to Buyer if:

(i)   Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop-Dead Date; or

(ii) any of the conditions set forth in Section 3, including, without limitation, the Section 3(e) condition that Buyer secures not less than $500,000 of financing, before offering fees and expenses  shall not have been fulfilled by the Drop-Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

e.	by Seller or Buyer in the event that:

i. there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

ii.	any governmental authority shall have issued a governmental order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

10. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except that nothing herein shall relieve any Party hereto from liability for any intentional breach of any provision hereof.

11. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

12. General Provisions

a.             Knowledge Definition. As used herein, the word “Knowledge” means the actual or constructive knowledge of any director or officer of Seller or Buyer, as the case may be, after due internal inquiry.

b.	Press Release; Confidentiality. Except as indicated below, the Parties shall keep this Agreement and its terms confidential, but either party may make such disclosures as it reasonably considers as required by applicable law or necessary to raise financing. The Parties agree to issue a joint press release relating to the purchase of the Intellectual Property by PCNT. Seller acknowledges that Buyer is required by federal securities laws to disclose the material terms of this Agreement through the filing with the SEC of a Current Report on Form 8-K and that Buyer will attach a copy of this Agreement as an exhibit to such Current Report or as an exhibit to its next Quarterly Report on Form 10-Q. In the event that the transactions contemplated by this Agreement are not consummated for any reason whatsoever, each Party hereto agrees not to disclose or use any confidential information it may have concerning the affairs of the other Party, except for information which is required by law to be disclosed. Confidential information includes, but is not limited to, financial records, surveys, reports, plans, proposals, financial information, information relating to personnel contracts, stock ownership, liabilities and litigation.

c.	Entire Agreement. This Agreement and all Exhibits hereto contain the entire understanding and agreement of the Parties with respect to matters addressed herein, and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement. No modification of this Agreement shall be valid unless it is in writing and signed by each of the Parties.

d.	Severability. If one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable or excessively broad as to time, duration, scope, activity or subject, such provision will be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with the then-applicable law. In the event of any question as to the interpretation of any provision herein, such question shall not be resolved by resort to any rule or maxim which resolves it against the drafting Party. In the event any one or more provisions contained in this Agreement are held by a court or other tribunal to be invalid or unenforceable, the remaining provisions shall continue in full force and effect without being impaired or invalidated in any way.

e.	Governing Law. This Agreement and the rights and obligations of the Parties herein, shall be construed in accordance with the laws of the State of Nevada without giving effect to any choice or conflict of law or provision or rule.

f.	Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

g.	Assignment. Neither Party may assign its rights and obligations under this Agreement except with the prior written consent of the other, which consent shall not be unreasonably withheld. Any attempt to assign or delegate prior to the Closing without such consent shall be ineffective.

h.	Mediation; Arbitration.

i.	Any dispute, controversy or claim involving the Parties arising out of or relating to this Agreement (a “Dispute”), shall first be submitted to a senior business person of each Party, each with authority to resolve the Dispute. If such persons cannot resolve the Dispute within thirty (30) days after notice of a Dispute, either Party may submit such Dispute to nonbinding mediation in accordance with the Commercial Mediation Procedures of the American Arbitration Association (“AAA”). Such mediation shall be attended on behalf of each Party by a senior business person with authority to resolve the Dispute. Any period of limitations that would otherwise expire between the initiation of a mediation and its conclusion shall be extended until twenty (20) days after the conclusion of the mediation. The costs of mediation shall be shared equally by the parties to the mediation.

ii.	Any Dispute that cannot be resolved for any reason by mediation within sixty (60) days of notice by one Party to the other of the existence of a Dispute (unless the Parties agree in writing to extend that period) shall be finally settled and resolved by an arbitrator administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be enforced in any court having jurisdiction thereof. The arbitrator shall be mutually selected by the Parties, or, in the event the Parties cannot agree upon such an arbitrator, then by the American Arbitration Association. Any decision so rendered in arbitration shall be binding and final on all Parties. The seat of arbitration shall be New Jersey.

i.	Counterparts. This Agreement may be executed in several counterparts and all so executed, shall constitute one Agreement, binding on the Parties hereto even though all the Parties are not signatories to the original or the same counterpart.

j.	Facsimile and Electronic Mail Transmission. Facsimile or electronic mail transmission of any signed original document, and retransmission of any signed facsimile or electronic mail transmission, shall be the same as transmission of an original. Parties will confirm signatures transmitted by facsimile or electronic mail by signing an original document.

k.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and assigns, subject to the assignment provisions set forth above.

l.	Further Documentation. The Parties recognize that Buyer is a publicly traded company, and as such other documentation may be required to effectuate all the terms of this Agreement. Further, the Parties recognize that at Closing management of Buyer may concurrently change, requiring the filing of various documents with state and/or federal governments setting forth the change in management. The Parties agree to promptly execute any and all future documentation necessary to complete all of the promises and conveyances set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Point of Care Nano Technology, LLC (POINT, POC or Seller)

By:	/s/Dr, Raouf Guirguis

Name: Dr. Raouf Guirguis

Title: Managing Member

Point of Caro Nano Technology, INC. (PCNT or Buyer)

By:	/s/Nicholas Devito

Name: Nicholas DeVito

Title: Chief Executive Officer

EXHIBIT A

Intellectual Property and other Assets Being Purchased by PCNT

Point of Care Nano Technology, LLC (Point) Assets:

All proprietary information and know-how relating to Patents listed in the license from Zeus Diagnostics to Point including US20220257219A1, US20230266311A1and US20230288420A, which patents are owned by Zues Diagnostics, LLC, an affiliate of Point and not sold or transferred to Point, and all of the technology and testing results for the saliva sample collection liquid that is not generally known and is necessary or reasonably useful for the development, manufacture, use, sale, market, distribute or commercialization of any EZ Saliva related product in the countries of the USA, Canada, and Mexico (being the “Territories”), which proprietary information and know-how we refer to in this Agreement as the Intellectual Property.

$101,400 Cash

All software supporting the Intellectual Property including software that assists in the chain of custody of materials, enhances the usefulness of the EZ Saliva Products, eases the communication of analytics and lab results with potential clients and laboratories, and allows those results to be used in evidentiary and any other application.

Scientific studies showing the effectiveness of the products.

Brand assets
Social Media presence (Website, Portal, Domain, LinkedIn, Youtube, Instagram)
Extensive Market Research and Data (Law Enforcement, Laboratories, Workplace, Clinical Toxicology)
Marketing Campaign Templates and Automations
50+ potential client list
20+ independent contractors contacts
10+ potential laboratory clients list
20,000+ vetted contacts within law enforcement
Lobbyist and Government relationships/contacts
Conference supplies (5 pop-up Banners, 1 10x10 Banner, 6 Tablecloths, 10,000 Flyers)

EXHIBIT C
Form of License Assignment Agreement

(See below)
LICENSE ASSIGNMENT AGREEMENT
BY AND BETWEEN

i.	Point of Care Nano Technology, LLC, a company duly incorporated and organized under the laws of Delaware, (the “Assignor or POINT”), and

ii.	Point of Care Nano Technology, Inc., a Nevada corporation, having its registered address in Florida (the “Assignee or PCNT” and jointly with the Assignor, the “Parties”).

FIRST: Background

1.	Assignor is the sole and current owner of the non-exclusive License dated July 25, 2023 (the “License”)

SECOND: Assignment

1.	Assignor, duly represented, hereby assigns and transfers to the Assignee, the non-exclusive License, and therefore the Assignee becomes, as of this date, the lawful holder of the License for all legal purposes. This agreement shall be effective as from the date of execution hereof.

2.            The Assignor hereby delivers a copy of the License to the Assignee, who declares to receive such License to its complete conformity.

THIRD: Price

1.	The Parties hereby declare that, the Assignor has received the consideration for the assignment of the License, at full satisfaction.

FOURTH: Governing Law and Arbitration

1.	This Agreement shall be governed and construed in accordance with the laws of Nevada.

Point of Care Nano Technology LLC. (Assignor) By: Dr. Raouf Guirguis Name: Raouf Guirguis Title: Managing Member Date: May 21, 2024	Point of Care Nano Technology INC. (Assignee) By: /s/Nicholas Devito Name: Nicholas DeVito Title: Chief Executive Officer Date: May 21, 2024